TPG Capital Management, L.P.
301 Commerce Street
Suite 3300
Fort Worth, Texas 76102

December 12, 2013

Avaya Inc.
211 Mt. Airy Road
Basking Ridge, NJ 07920
Attn: Pamela Craven, Chief Administrative Officer

Re: Monitoring Fee Reduction Notice

Dear Mrs. Craven:

Reference is made to the Management Services Agreement (the "Agreement"), dated as of October 2, 2007, by and among Avaya Holdings Corp. (f/k/a Sierra Holdings Corp.), Sierra Merger Corp. (which has now merged with and into Avaya Inc.), TPG Capital Management, L.P. (f/k/a TPG Capital, L.P.) (“TPG”) and Silver Lake Management Company III, L.L.C. ("Silver Lake"). Terms used and not defined herein shall have the meanings attributed to them in the Agreement.

Pursuant to Section 2(b) of the Agreement, from and after the Closing until the termination of the
Agreement, the Avaya Companies are to pay the Managers a monitoring fee (which is currently equal to $7.0 million per annum) as compensation for the services provided by the Managers under the Agreement, such fee being payable by the Avaya Companies semi-annually in arrears on each March 31st and September 30th. TPG’s portion of the monitoring fee is currently equal to $3.5 million per annum.

TPG hereby agrees that, beginning October 1, 2013 and unless otherwise agreed in writing, the Avaya Companies will reduce the portion of the monitoring fee payable to TPG under the Agreement by $1,325,000 for FY14 (as defined below) and thereafter on an annual basis by $800,000.

The Avaya Companies will pay to each of Ronald Rittenmeyer and Afshin Mohebbi (or, with respect to 2014 and thereafter, their replacements who are also TPG-designated directors) as follows in connection with their service as directors on the boards of Avaya Holdings Corp. and Avaya Inc.:

•
Ronald Rittenmeyer - (i) $75,000 in January 2014 for his service with Avaya Board matters for Avaya’s fiscal year ended September 30, 2013 (“FY13”) prior to becoming an Avaya director effective October 1, 2013; and (ii) $300,000 for his service as an Avaya Director for Avaya’s fiscal year ended September 30, 2014 (“FY14”) and each fiscal year thereafter, in each case with such annual payment to be made in Avaya’s second fiscal quarter of each fiscal year.

•
Afshin Mohebbi - (i) $450,000 in January 2014 for his service as an Avaya director for FY13; and (ii) $500,000 for his service as an Avaya director for FY14 and each fiscal year thereafter, in each case with such annual payment to be made in Avaya’s second fiscal quarter of each fiscal year.

This letter agreement supersedes any and all agreements pertaining to the subject matter hereof. Ronald Rittenmeyer and Afshin Mohebbi (and their replacements who are also TPG designated directors) are express third party beneficiaries of this letter agreement.

[Signature Page Follows]

TPG CAPITAL MANAGEMENT, L.P.
By: TPG Capital Management, LLC,
its general partner

By:    /s/ Ronald Cami
Name:    Ronald Cami
Title:    Vice President

Agreed and acknowledged by:

Avaya Holdings Corp.

By:    /s/ Frank J. Mahr
Name:    Frank J. Mahr
Title:    Corporate Secretary

Avaya Inc. (successor by Merger With
Sierra Merger Corp.)

By:    /s/ Pamela F. Craven
Name:    Pamela F. Craven
Title:    Chief Administrative Officer